Exhibit 10.4

LEAR CORPORATION
2009 LONG-TERM STOCK INCENTIVE PLAN

2019 RESTRICTED STOCK UNIT TERMS AND CONDITIONS

1.Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Plan.

2.	Grant and Vesting of Restricted Stock Units.
(a)As of the Grant Date specified in the letter that accompanies this document, the Employee will be credited with the number of Restricted Stock Units set forth in the letter that accompanies this document. Each Restricted Stock Unit is a notional amount that represents one unvested Share. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this document, to distribution of a Share if and when the Restricted Stock Unit vests. If the Employee's employment with the Company and all of its Affiliates terminates before the date that all of the Restricted Stock Units vest, his or her right to receive the Shares underlying unvested Restricted Stock Units will be only as provided in Section 4.
(b)The Restricted Stock Units will vest on the third anniversary of the Grant Date, subject to Section 4 hereof. Notwithstanding anything contained herein, or pursuant to the terms and conditions of any Award made to the Employee prior to the Grant Date, to the contrary, the right of the Employee to receive the Shares underlying the Restricted Stock Units and any other amounts payable to the Employee pursuant to any Award granted to him or her under the Plan, including, without limitation, any amounts credited to an Account pursuant to Section 3(b) below, that have not yet been distributed or paid will be forfeited if (i) the Employee has been discharged from employment with the Company or an Affiliate for Cause; or (ii) the Employee violates any of the restrictive covenants contained in Section 6 hereof, as applicable, or any similar covenants in any other Award Agreement to which the Employee is subject or in any written employment or severance agreement between the Employee and the Company or an Affiliate thereof.

3.Rights as a Stockholder.
(a)Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Employee, the Employee will not be entitled to vote in respect of that RSU or that Share.
(b)If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Employee will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Employee through the record date. The dollar amount credited to the Employee under the preceding sentence will be credited to an account ("Account") established for the Employee for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Employee. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Employee's Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the Shares associated with the Employee's Restricted Stock Units are delivered (or forfeited at the time that the Employee's Restricted Stock Units are forfeited).

Exhibit 10.4

4.Termination of Employment. Subject to the forfeiture provisions of Section 2(b) above, the Employee's right to receive the Shares underlying his or her Restricted Stock Units after termination of his or her employment will be only as follows:
(a)End of Service. If the Employee experiences an End of Service Date, the Employee will be entitled to receive the Shares underlying any Restricted Stock Units that have then vested. In addition, the Employee will be entitled to receive immediately the Shares underlying the number of Restricted Stock Units, if any, that have not yet vested but would have vested under Section 2 if the Employee's End of Service Date had been twenty-four (24) months following his actual End of Service Date. The Employee will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested or would not have vested in the next twenty-four (24) months as described in the preceding sentence. The Employee's "End of Service Date" is the date of his or her retirement after attaining a combination of years of age and service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service).

(b)Other Termination of Employment.     If the Employee's employment with the Company shall be terminated for Disability or upon the Employee's death, the Employee (or the Employee’s estate) will be immediately entitled to receive the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above. If the Employee's employment with the Company shall be terminated by the Company for any reason other than for Cause or due to the Employee’s death or Disability, the Employee will be entitled to receive (i) in the case of a termination occurring prior to the first anniversary of the Grant Date, a number of Shares equal to the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above multiplied by a fraction, the numerator of which shall be the number of full months from the Grant Date through the date the Employee's employment terminated and the denominator of which shall be twelve (12), or (ii) in the case of a termination occurring on or after the first anniversary of the Grant Date, the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above, in each case of (i) and (ii) above, subject to the Employee signing a general release agreement (a “Release”) in form and substance reasonably acceptable to the Company in connection with the Employee’s termination of employment. The number of Shares in (i) and (ii) above, as applicable, will only be payable if the Employee executes and delivers a Release (and any revocation period expires) to the Company no later than forty-five (45) calendar days after the Employee’s termination of employment, and such Shares shall not become payable until forty-five (45) calendar days after the termination of employment, regardless of when the Release is returned to the Company. If the Employee is subject to a written employment or severance agreement signed on behalf of the Company or its Affiliate and is terminated by the Company or its Affiliate for any reason other than Cause or the Employee terminates his or her employment for Good Reason (as defined in such agreement), then the preceding two sentences shall not apply and the terms of the employment or severance agreement shall govern instead. If the Employee's employment with the Company terminates for any reason other than those provided in Section 4(a) or in the preceding sentences of this Section 4(b), the Employee or his or her estate (in the event of his or her death after termination) will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested. If the Employee is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate, for purposes of this Section 4, the term "Disability" shall mean "Incapacity" as defined in such Employee's employment or severance agreement, as applicable.

5.Timing and Form of Payment. Except as provided in this Section or in Section 2(b) or Section 4, once a Restricted Stock Unit vests, the Employee will be entitled to receive a Share in its place.

Exhibit 10.4

Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests. Shares will be credited to an account established for the benefit of the Employee with the Company's administrative agent. The Employee will have full legal and beneficial ownership with respect to the Shares at that time.

6.Non-Competition and Non-Solicitation.
(a)The Employee shall not, directly or indirectly, engage in any Competitive Activity during the period of his or her employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Employee’s employment with the Company or its Affiliates for any reason. For purposes hereof, “Competitive Activity” shall mean the Employee’s (i) participation as an employee, director, consultant, owner, manager or advisor of, or (ii) otherwise rendering services to, any business enterprise anywhere in the world if such enterprise engages or is planning to engage in competition with any product or service of the Company and specifically including, without limitation, Faurecia, Delphi, Aptiv, Adient, Magna, Yazaki, Sumitomo, any of their respective subsidiaries or affiliates and successors or assigns of all or a portion of such companies’ businesses that engage in competition with any product or service of the Company. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing five percent (5%) or less of the total voting power and five percent (5%) or less of the total value of such an enterprise. The Employee agrees that the Company is a global business and that it is appropriate for this Section 6(a) to apply to Competitive Activity conducted anywhere in the world.
(b)During the period of his or her employment with the Company or its Affiliates and for a period of two (2) years following the termination of the Employee’s employment with the Company or its Affiliates for any reason, the Employee shall not, directly or indirectly, either on his or her own account or with or for anyone else, solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of or individual serving as an independent contractor to the Company or its Affiliates, who is, or during the six (6) month period preceding the date of any such solicitation or hiring was, engaged in connection with the business of the Company or an Affiliate thereof, or otherwise divert or attempt to divert from the Company or its Affiliates any business whatsoever or interfere with any business relationship between the Company or an Affiliate thereof and any other person.
(c)During the period of his or her employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Employee’s employment with the Company or its Affiliates for any reason, the Employee shall not contact any then-current customer of the Company or its Affiliates with which the Employee had any contact or association during his or her employment with the Company or its Affiliates or whose identity was learned by the Employee during his or her employment with the Company or its Affiliates, or prospective customer with whom the Company or its Affiliates is negotiating or preparing a proposal for products or services (collectively, “Customers”) for the purposes of: (i) inducing any such Customer to terminate its business relationship with the Company or its Affiliates, (ii) discouraging any such Customer from doing business with the Company or its Affiliates, and (iii) offering products or services that are similar to or competitive with those of the Company or its Affiliates. The Employee also agrees during such period not to accept, with or without solicitation, any business from any Customers involving products or services that are similar to or competitive with those of the Company or its Affiliates. “Contact” with any Customers includes responding to contact initiated by Customers.
(d)The Employee acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages, may seek specific enforcement of such covenants in any court of competent jurisdiction, including, without

Exhibit 10.4

limitation, by the issuance of an injunction, without the necessity of a bond. The Employee and the Company agree that the provisions of this Section 6 are reasonable. However, should any court or arbitrator determine that any provision of the covenants of this Section 6 are unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this Section 6 should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
(e)The Employee agrees that while employed by the Company or its Affiliates and for twenty-four (24) months thereafter, he or she will communicate in writing the contents of the restrictions contained in this Section 6 to any person, firm, association, partnership, corporation or other entity which he or she intends to be employed by, associated with or represent. The Employee also agrees to promptly notify the General Counsel and the Chief Human Resources Officer or other lead human resources executive of the Company if, at any time during the Employee’s employment with the Company or its Affiliates or within twenty-four (24) months following the termination thereof, the Employee accepts a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. The Employee further agrees that he or she will provide the Company with such information as the Company may request about the Employee’s new position to allow the Company to determine whether such position and duties would likely lead to a violation of this Section 6 (except that the Employee need not provide any information that would constitute confidential or trade secret information of the entity which he or she intends to be employed by, associated with or represent).
(f)Notwithstanding anything contained herein to the contrary, if the Employee is a party to a written employment or severance agreement signed on behalf of the Company or its Affiliate that contains restrictive covenants related to competition with the Company, then this Section 6 shall not apply.

7.Company Option to Waive Non-Competition Provision.
(a)If the Employee's employment with the Company is terminated by the Company for any reason other than Cause or due to death or Disability and as a result of such termination, the Employee is not entitled to the payment of severance benefits pursuant to either (i) a written agreement signed on behalf of the Company or an Affiliate thereof or (ii) applicable local law, then the Company shall provide written notice to the Employee within ten (10) business days of the date of termination as to whether it will waive the restrictions contained in Section 6(a), if applicable. If the Company elects, in its sole discretion, not to waive such restrictions, the Company will pay the Employee severance equal to the product of one month’s base salary at his or her then-current base salary rate, less applicable withholdings, and the number of months that the Company wishes the restrictions in Section 6(a) to apply following the date of termination, not to exceed twelve (12) months, provided that the Employee executes and delivers the Release (and any revocation period expires) to the Company no later than forty-five (45) calendar days after the Employee’s termination of employment (the “Severance”), and provided further that the Company will notify the Employee within ten (10) business days of the date of termination as to the number of months post-termination during which such provision will apply. The Severance will be paid in accordance with the Company’s customary local payroll practices, in equal installments (with respect to employees located outside of the United States, to the extent administratively practicable in the jurisdiction in which the Employee works) beginning on the first payroll payment date following the forty-fifth (45th) calendar day after the termination of employment, regardless of when the Release is returned to the Company, and ending on the payroll payment date that is nearest to the date as of which the restrictions in Section 6(a) no longer apply.
(b)Notwithstanding anything herein, or in any other Award Agreement to which the Employee is subject, to the contrary, to the extent that (i) the Company elects to pay the Severance described in Section 7(a) in lieu of waiving the provisions of Section 6(a) hereof, if applicable, and (ii) the Employee is subject to more than one Award Agreement that provides for the possibility of severance benefits upon a

Exhibit 10.4

termination of the Employee’s employment in exchange for post-employment compliance with a restrictive covenant provision, then the payment by the Company of severance benefits under the Award Agreement with severance benefits most favorable to the Employee shall be deemed to satisfy the Company’s obligation to pay severance in exchange for post-employment compliance with a restrictive covenant under such provisions in all such Award Agreements, and the Employee will not be entitled to receive any additional severance.
8.Assignment and Transfers. The Employee may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution. The Company may assign any of its rights and interests hereunder.
9.Withholding Tax. The Company and any Affiliate will have the right to retain Shares or cash that are distributable to the Employee hereunder to the extent necessary to satisfy any withholding taxes, whether federal or state, triggered by the distribution of Shares or cash pursuant to the Award reflected in this document.

10.Securities Law Requirements.
(a)The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
(b)No person who acquires Shares pursuant to the Award reflected in this document may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act")) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

11.No Limitation on Rights of the Company. Subject to Sections 4.3 and 15.2 of the Plan, the grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.Plan, Restricted Stock Units and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in this document is a contract of employment, and no terms of employment of the Employee will be affected in any way by the Plan, the Restricted Stock Units, the Award, this document or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Employee for a continuation of employment, nor will it interfere with

Exhibit 10.4

the right of the Company or any Affiliate to discharge the Employee and to treat him or her without regard to the effect that treatment might have upon him or her as an Employee.

13.Employee to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Employee will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.
14.Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Employee, to the last known address of the Employee in the Company's records.

15.Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.
16.Code Section 409A. Notwithstanding any other provision in this Restricted Stock Unit document, if the Employee is a "specified employee" (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Employee before the earlier of (i) the expiration of the six-month period measured from the date of the Employee's termination of employment, and (ii) the date of the Employee's death.

17.Incentive Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in this document to the contrary, the Award is subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

18.Plan Document Controls. The rights granted under this Restricted Stock Unit document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan document, the Plan document will control.